Exhibit 5.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

July 11, 2022

ADTRAN Holdings, Inc.

901 Explorer Boulevard

Huntsville, Alabama 35806-2807

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ADTRAN Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to 2,267,561 shares of common stock of the Company, $0.01 par value per share (the “Shares”), which represents the maximum number of Shares that are issuable pursuant to option awards that may be assumed by the Company pursuant to that certain Business Combination Agreement, dated August 30, 2021, by and among the Registrant; ADTRAN, Inc., a Delaware corporation (the “Predecessor”); Acorn MergeCo, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”); and ADVA Optical Networking SE, a company organized and existing under the laws of Germany (“ADVA”), pursuant to which (a) Merger Sub agreed to merge with and into the Predecessor, with the Predecessor surviving the business combination as a wholly-owned direct subsidiary of the Registrant (the “Merger”) and (b) the Company agreed to submit a voluntary public exchange takeover offer within the meaning of Section 29 para. 1, Section 31 para. 2 of the German Takeover Act to the holders of ADVA shares (the “Exchange Offer”). The Shares will be included in a registration statement on Form S-8 (the “Registration Statement”) being filed today by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”).

At or following the settlement of the Exchange Offer (the “Effective Time”), each holder of an option to purchase one no-par value bearer share of ADVA (each, an “ADVA Option”) outstanding immediately prior to the Effective Time may elect to convert such ADVA Option into an option to purchase 0.8244 Shares of the Company (the “Assumed Options”). We have assumed that the Assumed Options will be assumed by the Company and converted into options to purchase the Shares in accordance with the terms and conditions set forth in the Summary of Terms of Assumed Options filed as Exhibit 4.1 to the Registration Statement (the “Summary of Terms”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of the Company’s certificate of incorporation and bylaws, the corporate proceedings taken by the Company in connection with the Registration Statement and the issuance of the Shares, the Assumed Options, the Summary of Terms, the ADTRAN, Inc. 2015 Employee Stock Incentive Plan (the “Plan”), and other documents and instruments as we have deemed appropriate as a basis for the opinions expressed below.

Based upon and subject to the assumptions and limitations stated in this letter, we are of the opinion that when the Shares have been duly issued and sold as contemplated by the Registration Statement and the Summary of Terms, the Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and that the Company will cause certificates, if any, representing the Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the issuances of such Shares.

In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

The foregoing opinion is limited to the laws of the State of Alabama and the General Corporation Law of the State of Delaware. We express no opinion as to any law or matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K, as promulgated by the Commission. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.